Exhibit 99.1

Press Release
For Immediate Distribution

Overland Storage Announces Termination of OEM Contract

SAN DIEGO – October 12, 2006 – Overland Storage, Inc. (NasdaqNGS: OVRL) today reported that it had been notified by Dell of its intent to terminate the supply agreement originally announced by Overland on an unnamed basis in November 2005.  Under the agreement, Overland expected to supply Dell with two different automated tape libraries recently developed by Overland.  Shipments had yet to commence, but were expected to begin in the near future.

Overland noted that the expense to date related to preparation for the Dell business had been significant, and that it would immediately cease spending on the program.  Although Overland is still assessing the impact of the announcement, it currently believes that the write-off of tools and equipment unique to the Dell program will be relatively small and that most assets can be redeployed to support the company’s branded business.

“We have always stated that OEM contracts are very sensitive and subject to delay, modification or termination,” said Christopher Calisi, president and chief executive officer of Overland Storage, Inc.  “Although the Dell program experienced some delays during the evaluation unit phase, the Overland and Dell teams remained fully engaged and up to this moment had been actively working together to achieve manufacturing readiness of the products.  Consequently, we are extremely disappointed by this decision.  Although we believe Dell was satisfied with our product design, it concluded that we could not meet its intended delivery schedule.”

“We will use this opportunity to focus more of our efforts and resources on our branded products.  Although the Dell business represented an important revenue opportunity, the margins were low relative to our branded business, and the resource commitment was high.  We will now concentrate on improving our product quality and customer service levels and on launching a complete new line of ULTAMUS™ and REO™ disk-based appliances.”

Overland will discuss its business plans in more detail in its press release and earnings conference call currently scheduled for October 27, 2006.

About Overland Storage

Overland Storage, a market leader for over 25 years, is an innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES™ of protected primary storage appliances; the REO SERIES® of disk-based backup, recovery and VTL appliances; and the NEO SERIES® and ARCvault™ tape automation solutions. Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “estimates,” expects,” “projects,” plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include risks and uncertainties associated with the company’s acquisition of Zetta Systems, Inc.; possible delays in new product introductions and shipments by the company including the new ULTAMUS line and the new ARCvault tape automation platform currently under development, including versions subject to the company’s new OEM contracts; possible delays in enhancements to the company’s REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products to be purchased from another vendor; delays, unbudgeted expenses, inefficiencies and production problems that may result from the company’s outsourced manufacturer, the termination of that relationship and the return of production to the company’s San Diego facility; the company’s ability to modify its products to comply with the new RoHS directive in the European Union; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, ULTAMUS SERIES, REO SERIES, NEO SERIES and ARCvault are trademarks of Overland Storage, Inc.

CONTACT INFORMATION:
Vernon A. LoForti, CFO
Email: vloforti@overlandstorage.com
858-571-5555

Cynthia A. Bond, Director of Corporate Communications
Email: cbond@overlandstorage.com
858-571-5555

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